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                                                                   EXHIBIT 10.18



May 28, 1998

Mr. Ron Morrison
14501 Heights Drive
Tustin, CA. 92780

Dear Mr. Morrison:

This is to confirm our offer and your acceptance of the position of General Counsel, Corporate Secretary for The Impac Companies (IMH & ICH) in our Santa Ana Heights office. The terms of our offer are:

      -   A start date of July 20, 1998.

     -    Your title will be General Counsel, Corporate Secretary.

     - You will receive a bi-weekly salary of $6,923.08, which computes on an annualized basis to $180,000.00.

     - You will be eligible to receive an annual discretionary bonus of up to 20% of your annual base salary based upon performance and corporate profitability objectives set forth by Executive Management. Your bonus may be pro-rated for your first year of employment.

     - You will be eligible to receive 10,000 shares of IMH stock options and 10,000 shares of ICH stock options in accordance with the current plan in effect and subject approval by the Board of Directors. The Board approved stock options will vest at a rate of one-third annually over a three-year period.

     -    A monthly car allowance of $416.67.

     - You will receive up to $10,000.00 in expense reimbursements for previous lease obligations. All requests for reimbursement must be signed and approved by Mr. William Ashmore prior to submission for payment.

     - If you are terminated by The Impac Companies for any reason other than for "Cause" during the first 18 months of your employment, you may receive severance pay in the form of salary continuation for one year.
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Mr. Ron Morrison

"Cause" means:

     (1) you engage in any act of theft, embezzlement, falsification of records, misappropriation of funds or property, or fraud against, or with respect to the business of The Impac Companies;

     (2) current use of illegal drugs on or off the job or current addiction to alcohol, unless you voluntarily request accommodation for rehabilitation before such time as The Impac Companies notifies you that it suspects your use of illegal drugs or addiction to alcohol;

     (3) you commit a breach of any material term of this Agreement or any other material legal obligation to The Impac Companies and, if such breach is capable of being cured, fail to cure such breach within two
          (2) weeks of written notice of such breach from The Impac Companies;

     (4) you are convicted of, or plead guilty or nolo contendere to a felony or a crime involving moral turpitude, breach of trust or dishonesty;

     (5) you intentionally cause, either by your action or by failing to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of The Impac Companies; however, this shall not apply to any act of The Impac Companies by any other employee thereof except to the extent that such intentional act is committed at your direction, or with your knowledge;

     (6) you cease to devote your full time and attention and best efforts to your duties hereunder.

             Termination of employment for Cause shall be preceded by written notice to you from The Impac Companies describing in detail the acts or omissions that are the basis for the termination and you shall be given at least a two (2) week period to cure those acts or omissions. Notwithstanding any other provision of this agreement, disagreements regarding investment decisions (purchases, sales, hedging strategies, etc.) shall not constitute Cause.

     Your vacation will begin to accrue upon the completion of 90 days of employment with The Impac Companies. Vacation is accrued at the rate of
     6.16 hours per pay period which computes on an annualized basis to four weeks. Should your employment terminate, the calculation of your unused accrued vacation will be based on established company procedures in effect at the time of your termination.
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Mr. Ron Morrison

          Should you elect coverage under our available Medical and Dental plans, benefits provisions will become effective upon the first day of the month following your completing 30 days of employment. Noncontributory insurance coverage (including Life Insurance, Accidental Death and Dismemberment and Long Term Disability) are available and become effective based upon the provisions of the policies in effect at the time.

          You will be eligible to participate in our 401(k) Plan at the first enrollment date after six months of employment.

In order to clarify The Impac Companies position regarding your proposed employment with The Impac Companies and if hired by The Impac Companies to ensure there is no conflict with your previous employer:

A. You represent that performance of all the terms of employment by The Impac Companies do not, and will not, breach any agreement by you to keep in confidence proprietary information of third parties acquired by you in confidence or in trust prior to employment by The Impac Companies.

     You have not brought and will not bring to The Impac Companies, or use in the performance of your responsibilities at The Impac Companies any materials, documents or other information of a former employer that are not generally available to the public.

     You also acknowledge that, in your employment with The Impac Companies, you are not to breach any obligation of confidentially that you have to former employers, and you agree to fulfill all such obligations during employment with The Impac Companies.

B. You are not a party to or otherwise bound by any agreement or arrangement, or subject to any judgment, decree or order of any court or administrative agency (I) that would conflict with your obligation to diligently promote and further the interest of The Impac Companies, or (ii) that would conflict with The Impac Companies' business as now conducted or as proposed to be conducted.

C. You agree that you will not contact any employees of your previous employer for job opportunities at The Impac Companies . However, if employees of your previous employer contact you on their own you may refer them to The Impac Companies. A log must be kept indicating the name, date and time for any employee who does contact you regarding opportunities at The Impac Companies.

This letter supersedes any and all discussions or communications and any future modifications or amendments must be in writing and signed by both you and the Company. This letter, however, does not create a contractual relationship between you and The Impac Companies.
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Mr. Ron Morrison

Should you accept this offer the relationship between you and The Impac Companies is and at all times will be an "at will" relationship; either you or The Impac Companies may terminate employment, and its accompanying compensation and benefits at any time with or without cause, and with or without notice.

Further, the terms and conditions of your employment are within The Impac Companies sole and absolute discretion and may be modified at any time as the Company deems necessary to the operation of its business.

You and The Impac Companies, in order to obtain a prompt determination as to rights and avoid the lengthy delay in court actions, agree to binding arbitration of any claims or controversies arising out of or related to the employee's employment or termination thereof, weather sounding in contract, tort or statute, in accordance with the them effective rules of the American Arbitration Association. The consideration for this agreement is the mutual exchange of promises to arbitrate.

You and The Impac Companies consent to the jurisdiction of the Superior or Municipal Courts of Los Angeles and of the United States District Court for the Central District of California for all purposes in connection with the arbitration. You and The Impac Companies agree to incorporate Section 1283.05 of the California Code of Civil Procedure, as that statute exists as of the date of execution of this letter, into this letter. Notwithstanding said incorporation of Section 1283.05, this agreement shall be governed by the provisions of the Federal Arbitration Act (9 U.S.C. Section 1et seq.) You and The Impac Companies
                                           ------
consent that any process, notice of motion, or other application to any courts and any paper in connection with arbitration may be served by certified mail, return receipt requested or by personal delivery to the other side provided a reasonable time for appearance is allowed.

You and The Impac Companies further agree that arbitration proceedings must be instituted within one year after the claim or breach occurs and that the failure to institute arbitration proceedings within one year shall constitute an absolute bar to the institution of any proceedings and waiver of all claims.
You acknowledge your agreement to and waiver of all claims.

By signing this offer letter you authorize The Impac Companies, at any time during the term of my employment, to conduct a thorough background check which may include employment, criminal, civil and DMV.

You will be provided with a brief orientation at your respective location upon reporting to work. At this time, you will be asked to complete all new hire information and receive insurance enrollment forms. Be sure to bring employment eligibility verification (i.e., valid driver's license and social security card, or U. S. Passport). This information must be received by Human Resources within 3 days of employment.
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Mr. Ron Morrison

Please acknowledge your understanding of the above terms and conditions and return the signed offer letter and contract to Human Resources within five business days:


                                Cindy Rosenbush
                                Human Resources
                       Imperial Credit Industries, Inc.
                      23550 Hawthorne Boulevard, Ste. 230
                               Irvine, CA  90505

Ron, we are pleased to have you join us and we are confident you will make an important contribution to our Company. Should you have any questions, please feel free to give me a call at ((310) 791-8075.


Sincerely,



Cindy Rosenbush
VP/Employment & Staffing


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Ron Morrison                                      Date



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